Filed Pursuant to Rule 433
                                                          File No. 333-132249-05

      The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

      The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2006-2 CERTIFICATES


                                                        Pass-
                                                       Through
Class                      Initial Class Balance(1)     Rate                     Principal Types
------------------------   ------------------------    -------        -------------------------------------------
Offered Certificates

Class A-1                               $29,243,000      6.000%(3)    Senior, Lockout
Class A-2                               $20,000,000      6.000%(4)    Senior, Lockout
Class A-3                               $50,000,000         (5)       Senior, Sequential Pay
Class A-4                                        (6)        (7)       Senior, Notional Amount
Class A-5                              $101,579,000      6.000%       Super Senior, Sequential Pay
Class A-6                                $4,778,000      6.500%       Senior, Sequential Pay
Class A-7                                $1,500,000      6.000%       Senior, Sequential Pay
Class A-8                                $1,500,000      7.000%       Senior, Sequential Pay
Class A-9                                $4,273,000      6.500%       Senior, Sequential Pay
Class A-10                               $2,949,000      6.500%       Senior, Sequential Pay
Class A-11                               $1,250,000         (8)       Senior, Sequential Pay
Class A-12                               $4,119,000      6.000%       Super Senior Support, Sequential
Class A-13(9)                           $70,210,000      6.000%       Senior, Sequential Pay, Exchangeable
Class A-14(9)                           $20,419,000      6.000%       Senior, Sequential Pay, Exchangeable
Class A-15(9)                           $44,674,000      6.000%       Senior, Sequential Pay, Exchangeable REMIC



                                                                    Minimum      Incremental
Class                                 Interest Types              Denomination   Denomination   Certificate Form
------------------------   ------------------------------------   ------------   ------------   ----------------
Offered Certificates

Class A-1                  Floating Rate                                $1,000             $1   Book-Entry
Class A-2                  Floating Rate                                $1,000             $1   Book-Entry
Class A-3                  Floating Rate                                $1,000             $1   Book-Entry
Class A-4                  Inverse Floating Rate, Interest Only     $1,000,000             $1   Book-Entry
Class A-5                  Fixed Rate                                   $1,000             $1   Book-Entry
Class A-6                  Fixed Rate                                   $1,000             $1   Book-Entry
Class A-7                  Fixed Rate                                   $1,000             $1   Book-Entry
Class A-8                  Fixed Rate                                   $1,000             $1   Book-Entry
Class A-9                  Fixed Rate                                   $1,000             $1   Book-Entry
Class A-10                 Fixed Rate                                   $1,000             $1   Book-Entry
Class A-11                 Principal Only                              $25,000             $1   Book-Entry
Class A-12                 Fixed Rate                                   $1,000             $1   Book-Entry
Class A-13(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-14(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-15(9)              Fixed Rate                                   $1,000             $1   Book-Entry


                                                        Initial Rating
                                                      of Certificates(4)
                             Final Scheduled      ---------------------------
Class                      Distribution Date(2)    Fitch      S&P     Moody's
------------------------   --------------------   -------   -------   -------
Offered Certificates

Class A-1                     July 25, 2036         AAA       AAA       Aaa
Class A-2                     July 25, 2036         AAA       AAA       Aaa
Class A-3                     July 25, 2036         AAA       AAA       Aaa
Class A-4                     July 25, 2036         AAA      None       Aaa
Class A-5                     July 25, 2036         AAA       AAA       Aaa
Class A-6                     July 25, 2036         AAA      None       Aaa
Class A-7                     July 25, 2036         AAA      None       Aaa
Class A-8                     July 25, 2036         AAA      None       Aaa
Class A-9                     July 25, 2036         AAA      None       Aaa
Class A-10                    July 25, 2036         AAA      None       Aaa
Class A-11                    July 25, 2036         AAA       AAA       Aaa
Class A-12                    July 25, 2036         AAA       AAA       Aaa
Class A-13(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-14(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-15(9)                 July 25, 2036         AAA       AAA       Aaa



                                                       Pass-
                                                      Through
Class                      Initial Class Balance(1)    Rate                  Principal Types
------------------------   ------------------------   -------     -------------------------------------------
Class A-16(9)                           $25,536,000     6.000%    Senior, Sequential Pay, Exchangeable REMIC
Class A-17(9)                           $10,740,000     6.000%    Senior, Sequential Pay, Exchangeable REMIC
Class A-18(9)                            $5,635,000     6.000%    Senior, Sequential Pay, Exchangeable REMIC
Class A-19(9)                            $4,044,000     6.000%    Senior, Sequential Pay, Exchangeable REMIC
Class A-20(9)                              $826,154        (8)    Senior, Sequential Pay, Exchangeable
Class A-21(9)                            $9,913,846     6.500%    Senior, Sequential Pay, Exchangeable
Class A-22(9)                              $433,462        (8)    Senior, Sequential Pay, Exchangeable
Class A-23(9)                            $5,201,538     6.500%    Senior, Sequential Pay, Exchangeable
Class A-24(9)                              $311,077        (8)    Senior, Sequential Pay, Exchangeable
Class A-25(9)                            $3,732,923     6.500%    Senior, Sequential Pay, Exchangeable
Class A-26(9)                           $18,848,307     6.500%    Senior, Sequential Pay, Exchangeable
Class A-27(9)                            $1,570,693        (8)    Senior, Sequential Pay, Exchangeable



                                                                    Minimum      Incremental
Class                                 Interest Types              Denomination   Denomination   Certificate Form
------------------------   ------------------------------------   ------------   ------------   ----------------
Class A-16(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-17(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-18(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-19(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-20(9)              Principal Only                              $25,000             $1   Book-Entry
Class A-21(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-22(9)              Principal Only                              $25,000             $1   Book-Entry
Class A-23(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-24(9)              Principal Only                              $25,000             $1   Book-Entry
Class A-25(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-26(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-27(9)              Principal Only                              $25,000             $1   Book-Entry


                                                        Initial Rating
                                                      of Certificates(4)
                             Final Scheduled      ---------------------------
Class                      Distribution Date(2)    Fitch      S&P     Moody's
------------------------   --------------------   -------   -------   -------
Class A-16(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-17(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-18(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-19(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-20(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-21(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-22(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-23(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-24(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-25(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-26(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-27(9)                 July 25, 2036         AAA       AAA       Aaa



                                                        Pass-
                                                       Through
Class                      Initial Class Balance(1)     Rate                  Principal Types
------------------------   ------------------------    -------     -------------------------------------------
Class A-28(9)                              $429,600         (8)    Senior, Sequential Pay, Exchangeable
Class A-29(9)                           $10,310,400      6.250%    Senior, Sequential Pay, Exchangeable
Class A-30(9)                              $225,400         (8)    Senior, Sequential Pay, Exchangeable
Class A-31(9)                            $5,409,600      6.250%    Senior, Sequential Pay, Exchangeable
Class A-32(9)                              $161,760         (8)    Senior, Sequential Pay, Exchangeable
Class A-33(9)                            $3,882,240      6.250%    Senior, Sequential Pay, Exchangeable
Class A-34(9)                           $19,602,240      6.250%    Senior, Sequential Pay, Exchangeable
Class A-35(9)                              $816,760         (8)    Senior, Sequential Pay, Exchangeable
Class A-R                                      $100      6.000%    Senior, Sequential Pay
Class 30-IO                                      (6)     6.000%    Senior, Notional Amount
Class 30-PO                              $2,515,686         (8)    Senior, Ratio Strip
Class M                                  $5,225,000      6.000%    Subordinated
Class B-1                                $2,613,000      6.000%    Subordinated
Class B-2                                $1,776,000      6.000%    Subordinated
Class B-3                                $1,000,000      6.000%    Subordinated



                                                                    Minimum      Incremental
Class                                 Interest Types              Denomination   Denomination   Certificate Form
------------------------   ------------------------------------   ------------   ------------   ----------------
Class A-28(9)              Principal Only                              $25,000             $1   Book-Entry
Class A-29(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-30(9)              Principal Only                              $25,000             $1   Book-Entry
Class A-31(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-32(9)              Principal Only                              $25,000             $1   Book-Entry
Class A-33(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-34(9)              Fixed Rate                                   $1,000             $1   Book-Entry
Class A-35(9)              Principal Only                              $25,000             $1   Book-Entry
Class A-R                  Fixed Rate                                     $100       N/A        Definitive
Class 30-IO                Fixed Rate, Interest Only                $1,000,000             $1   Book-Entry
Class 30-PO                Principal Only                              $25,000             $1   Book-Entry
Class M                    Fixed Rate                                  $25,000             $1   Book-Entry
Class B-1                  Fixed Rate                                  $25,000             $1   Book-Entry
Class B-2                  Fixed Rate                                  $25,000             $1   Book-Entry
Class B-3                  Fixed Rate                                  $25,000             $1   Book-Entry


                                                         Initial Rating
                                                       of Certificates(4)
                             Final Scheduled      ---------------------------
Class                      Distribution Date(2)    Fitch      S&P     Moody's
------------------------   --------------------   -------   -------   -------
Class A-28(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-29(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-30(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-31(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-32(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-33(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-34(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-35(9)                 July 25, 2036         AAA       AAA       Aaa
Class A-R                     July 25, 2036         AAA      None      None
Class 30-IO                   July 25, 2036         AAA      None       Aaa
Class 30-PO                   July 25, 2036         AAA      None       Aaa
Class M                       July 25, 2036         AA+       AA        Aa2
Class B-1                     July 25, 2036         AA       None      None
Class B-2                     July 25, 2036          A       None      None
Class B-3                     July 25, 2036         BBB      None      None



                                                       Pass-
                                                      Through
Class                      Initial Class Balance(1)    Rate                  Principal Types
------------------------   ------------------------   -------    -------------------------------------------
Non-Offered Certificates

Class B-4                                  $653,000     6.000%   Subordinated
Class B-5                                  $490,000     6.000%   Subordinated
Class B-6                                  $490,265     6.000%   Subordinated



                                                                    Minimum      Incremental
Class                                 Interest Types              Denomination   Denomination   Certificate Form
------------------------   ------------------------------------   ------------   ------------   ----------------
Non-Offered Certificates

Class B-4                  Fixed Rate                                 N/A            N/A        N/A
Class B-5                  Fixed Rate                                 N/A            N/A        N/A
Class B-6                  Fixed Rate                                 N/A            N/A        N/A


                                                        Initial Rating
                                                      of Certificates(4)
                             Final Scheduled      ---------------------------
Class                      Distribution Date(2)    Fitch      S&P     Moody's
------------------------   --------------------   -------   -------   -------
Non-Offered Certificates

Class B-4                     July 25, 2036         BB       None      None
Class B-5                     July 25, 2036          B       None      None
Class B-6                     July 25, 2036        None      None      None


----------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%. The initial class balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial class balance of such class.

(2) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan (other than any mortgage loan with an original term to stated maturity of more than 30 years) in the mortgage pool. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(3) On or prior to the distribution date in June 2009, the Class A-1 Certificates will also be entitled to amounts received under a yield maintenance agreement. During this period, the Class A-1 Certificates will receive payments on each distribution date at an effective per annum rate equal to (i) 1.000% plus (ii) one-month LIBOR, determined monthly. After the distribution date in June 2009, the Class A-1 Certificates will only be entitled to payments at the pass-through rate of 6.000% per annum.

(4) On or prior to the distribution date in June 2009, the Class A-2 Certificates will also be entitled to amounts received under a yield maintenance agreement. During this period, the Class A-2 Certificates will receive payments on each distribution date at an effective per annum rate equal to (i) 1.100% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 6.000%. For the distribution date in July 2006, this effective per annum rate is equal to 6.220%. After the distribution date in June 2009, the Class A-2 Certificates will only be entitled to payments at the pass-through rate of 6.000% per annum.

(5) During the initial interest accrual period, interest will accrue on the Class A-3 Certificates at the rate of 5.720% per annum. During each interest accrual period after the initial, interest will accrue on the Class A-3 Certificates at a per annum rate equal to (i) 0.600% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.600% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class A-3 Certificates will be entitled to amounts received under a yield maintenance agreement.

(6) The Class A-4 and Class 30-IO Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $50,000,000 and $12,649,298, respectively).

(7) During the initial interest accrual period, interest will accrue on the Class A-4 Certificates at the rate of 0.280% per annum. During each interest accrual period after the initial, interest will accrue on the Class A-4 Certificates at a per annum rate equal to (i) 5.400% minus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 5.400%.

(8) The Class A-11, Class A-20, Class A-22, Class A-24, Class A-27, Class A-28, Class A-30, Class A-32, Class A-35 and Class 30-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

(9) Each of these classes is exchangeable, in combination with other classes or singularly, for certain other class or classes of certificates.

      Senior Principal Distribution Amount

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for that Distribution Date and (b) the product of (1) the Pool Distribution Amount remaining after payment of funds due to the Trustee and distributions of interest on the Senior Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount and the denominator of which is the sum of the PO Principal Amount and the Senior Principal Distribution Amount, as principal, sequentially, as follows:

      first, to the Class A-R Certificate, until its Class Balance has been reduced to zero;

      second, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata, up to the Priority Amount for that Distribution Date;

      third, concurrently, as follows:

            (a) approximately 80.9579666155%, sequentially, as follows:

                  (i) $1,000.00, concurrently, to the Class A-5 and Class A-12 Certificates, pro rata, until their Class Balances have been reduced to zero;

                  (ii) $631,890.00, sequentially, to the Class A-15 and Class A-16 Certificates, in that order, until their maximum initial Class Balances have been reduced to zero;

                  (iii) concurrently, to the Class A-5 and Class A-12 Certificates, pro rata, until their Class Balances have been reduced to zero;

                  (iv) sequentially, to the Class A-15 and Class A-16 Certificates, in that order, until their maximum initial Class Balances have been reduced to zero;

                  (v) concurrently, as follows:

                        (A) approximately 44.3153617497%, concurrently, as follows:

                              (1) approximately 92.3076923077%, sequentially, as follows:

                                    (aa) concurrently, to the Class A-6, Class
                                    A-7 and Class A-8 Certificates, pro rata, until their Class Balances have been reduced to zero;

                                    (bb) sequentially, to the Class A-9 and
                                    Class A-10 Certificates, in that order,
                                    until their Class Balances have been reduced to zero; and

                              (2) approximately 7.6923076923% to the Class A-11 Certificates, until their Class Balance has been reduced to zero; and

                        (B) approximately 55.6846382503%, sequentially, to the Class A-17, Class A-18 and Class A-19 Certificates, in that order, until their maximum initial Class Balances have been reduced to zero; and

            (b) approximately 19.0420333845% to the Class A-3 Certificates, until their Class Balance has been reduced to zero; and
      fourth, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata, until their Class Balances have been reduced to zero.

      The preceding distribution priorities will not apply on any Distribution Date on or after the Senior Credit Support Depletion Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Non-PO Certificates will be distributed, concurrently, as principal of the classes of Senior Non-PO Certificates (other than the Exchangeable Certificates) pro rata, based on their Class Balances or, in the case of a Class of Exchangeable REMIC Certificates, the sum of its Class Balance and the related proportionate share of the Class Balance of each related Class of Exchangeable Certificates.

      Distributions with Respect to Exchangeable Certificates

      In the event that all or a portion of a class of Exchangeable REMIC Certificates is exchanged for a proportionate portion of each class of Exchangeable Certificates in the related Exchangeable Combination, each class of such Exchangeable Certificates entitled to principal will be entitled to a proportionate share of the principal distributions on the class of Exchangeable REMIC Certificates.

      The "Priority Amount" for any Distribution Date will be equal to the lesser of (i) the aggregate Class Balance of the Class A-1 and Class A-2 Certificates and (ii) the product of (a) the Non-PO Principal Amount, (b) the Shift Percentage and (c) the Priority Percentage.

      The "Priority Percentage" for any Distribution Date will equal (i) the aggregate Class Balance of the Class A-1 and Class A-2 Certificates divided by
(ii) the Pool Principal Balance (Non-PO Portion).

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                           Shift Percentage
------------------------------------------------------   ----------------
July 2006 through June 2011...........................           0%
July 2011 through June 2012...........................          30%
July 2012 through June 2013...........................          40%
July 2013 through June 2014...........................          60%
July 2014 through June 2015...........................          80%
July 2015 and thereafter..............................         100%

The Yield Maintenance Agreements

      The Trustee, on behalf of the Issuing Entity, will enter into three separate yield maintenance agreements with the Sponsor, as Counterparty, which will be for the benefit of (i) the Class A-1 Certificates (the "Class A-1 Yield Maintenance Agreement"), (ii) the Class A-2 Certificates (the "Class A-2 Yield Maintenance Agreement") and (iii) the Class A-3 Certificates (the "Class A-3 Yield Maintenance Agreement" and together with the Class A-1 Yield Maintenance Agreement and the Class A-2 Yield Maintenance Agreement, the "Yield Maintenance Agreements").

      With respect to the Class A-1 Yield Maintenance Agreement for any Distribution Date prior to and including the Distribution Date in June 2009, if one-month LIBOR, as calculated for the Interest Accrual Period related to such Distribution Date, exceeds 5.00% per annum, the Counterparty will be obligated to pay to the Trustee, for deposit into the Class A-1 Reserve Fund, the Class A-1 Yield Maintenance Agreement Payment. The "Class A-1 Yield Maintenance Agreement Payment" for any Distribution Date will be an amount equal to the product of (a) the amount by which (i) one-month LIBOR exceeds (ii) 5.00%, (b) the lesser of (x) the Class Balance of the Class A-1 Certificates prior to distributions on that Distribution Date and (y) $29,243,000 and (c) one-twelfth. The Counterparty is required to make any

Class A-1 Yield Maintenance Agreement Payment on the twenty-third day of each month in which a Distribution Date occurs (or, if not a business day, the immediately preceding business day).

      With respect to the Class A-2 Yield Maintenance Agreement for any Distribution Date prior to and including the Distribution Date in June 2009, if one-month LIBOR, as calculated for the Interest Accrual Period related to such Distribution Date, exceeds 4.90% per annum, the Counterparty will be obligated to pay to the Trustee, for deposit into the Class A-2 Reserve Fund, the Class A-2 Yield Maintenance Agreement Payment. The "Class A-2 Yield Maintenance Agreement Payment" for any Distribution Date will be an amount equal to the product of (a) the amount by which (i) one-month LIBOR exceeds (ii) 4.90%, (b) the lesser of (x) the Class Balance of the Class A-2 Certificates prior to distributions on that Distribution Date and (y) $20,000,000 and (c) one-twelfth. The Counterparty is required to make any Class A-2 Yield Maintenance Agreement Payment on the twenty-third day of each month in which a Distribution Date occurs (or, if not a business day, the immediately preceding business day).

      With respect to the Class A-3 Yield Maintenance Agreement for any Distribution Date prior to and including the Distribution Date in August 2017, if one-month LIBOR, as calculated for the Interest Accrual Period related to such Distribution Date, exceeds 5.40% per annum, the Counterparty will be obligated to pay to the Trustee, for deposit into the Class A-3 Reserve Fund, the Class A-3 Yield Maintenance Agreement Payment. The "Class A-3 Yield Maintenance Agreement Payment" for any Distribution Date will be an amount equal to the product of (a) the amount by which (i) the lesser of one-month LIBOR and 8.90% exceeds (ii) 5.40%, (b) the lesser of (x) the Class Balance of the Class A-3 Certificates prior to distributions on that Distribution Date and (y) the notional amount set forth for that Distribution Date in the table in Appendix E and (c) one-twelfth. The Counterparty is required to make any Class A-3 Yield Maintenance Agreement Payment on the on the twenty-third day of each month in which a Distribution Date occurs (or, if not a business day, the immediately preceding business day).